NEWS RELEASE
FOR IMMEDIATE RELEASE

Pacira Reports Fourth Quarter and Full Year 2017
Financial Results and Provides Business Update

-- EXPAREL® net product sales expected to be in the range of $300 to $310 million in 2018 --
-- Conference call today at 8:30 a.m. ET --

PARSIPPANY, N.J., February 28, 2018 - Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today reported financial results for the fourth quarter and full year of 2017 and its outlook for 2018.

“2017 was a year of solid progress and set the stage for an important year ahead,” said Dave Stack, chairman and chief executive officer of Pacira. “EXPAREL has now been used in over 3.5 million patients across the United States and continues to grow. We remain steadfast in our mission to provide a non-opioid option to as many patients as possible, including defining the next steps for the expanded nerve block indication through our pending sNDA. Our strategic partnership with Johnson & Johnson continues to drive EXPAREL use within the orthopedic setting. In addition, we are advancing key collaborations to support best-practice opioid minimization strategies. Finally, our education and awareness campaigns are bearing fruit as more and more key stakeholders including patients, physicians, medical societies and advocacy organizations are recognizing and appreciating the benefits of non-opioid postsurgical pain control.”

Highlights and Recent Events

•
Collaboration with The University of Tennessee Medical Center and CQ-Insights to minimize opioid use after hernia surgery. In February 2018, The University of Tennessee Medical Center and Pacira announced a continuous quality improvement (CQI) project designed to develop low-or no-opioid postsurgical pain management pathways for patients undergoing one of the most common surgical procedures, hernia surgery.

•
FDA’s Anesthetic and Analgesic Drug Products Advisory Committee did not support approval of the EXPAREL sNDA for nerve block. In February 2018, the FDA’s Anesthetic and Analgesic Drug Products Advisory Committee’s (AADPAC) reviewed the company’s supplemental New Drug Application, or sNDA, seeking expansion of the EXPAREL label to include administration via nerve block for prolonged regional analgesia. The AADPAC voted six to four against approval of the expanded indication. The committee’s feedback will be considered for the FDA in its review of the sNDA. The FDA’s Prescription Drug User Fee Act goal date for completion of its review is April 6, 2018.

•
Partnership with WellStar Health Systems to minimize opioid use and standardize outcomes across surgical procedures. In January 2018, WellStar Health System, the largest health system in Georgia, and Pacira announced a joint commitment to address opioid use and dependence following surgery. Through a comprehensive opioid minimization strategy, the organizations will work together to educate hospital clinicians and administrators about the burden of postsurgical opioids; develop enhanced recovery protocols to reduce use in key surgical procedures; and standardize the rollout of these protocols across WellStar’s 11 hospitals.

•
Promotions of Scott Braunstein, MD, to Chief Operating Officer and Richard Scranton, MD, to Chief Scientific Officer. In December 2017, Scott Braunstein, MD, was named Chief Operating Officer and Richard Scranton, MD, was named Chief Scientific Officer. Dr. Braunstein is overseeing the company’s commercial and medical affairs functions while continuing to manage strategy and corporate development. As Chief Scientific Officer, Dr. Scranton is directing the company’s clinical research while continuing to lead scientific communications, market access, and health outcomes research and analytics for EXPAREL.

•
Collaboration with Illinois Surgical Quality Improvement Collaborative to minimize opioid exposure for postsurgical patients. In December 2017, the Illinois Surgical Quality Improvement Collaborative, a nationally recognized partnership of 56 Illinois hospitals, and Pacira announced an initiative to jointly develop programs and resources that will support best practice pain management prescribing for surgical patients throughout the state of Illinois. The focus of the initiative is to develop and provide intensive, interactive educational tools for hospitals in order to improve adherence to evidence-based best practices for perioperative pain management.

•
Collaboration with Cancer Treatment Centers of America® to educate physicians and patients about responsible opioid use. In November 2017, Cancer Treatment Centers of America, a national network of five hospitals and Pacira announced a new collaboration dedicated to reducing the risk of opioid dependence among cancer patients. The goal of the Opioid Risk Reduction Initiative—an education effort focused on responsible use and increased awareness of opioid alternatives—is to improve the cancer patient experience through expanded pain management options.

Fourth Quarter 2017 Financial Results

•	EXPAREL net product sales were $78.7 million in the fourth quarter of 2017, a 10% increase over the $71.4 million reported for the fourth quarter of 2016.

•	Total revenues were $79.1 million in the fourth quarter of 2017, an 8% increase over the $72.9 million reported for the fourth quarter of 2016.

•	Total operating expenses were $70.6 million in the fourth quarter of 2017, compared to $75.4 million in the fourth quarter of 2016.

•
GAAP net income was $4.6 million, or $0.11 per share (basic and diluted), in the fourth quarter of 2017, compared to a GAAP net loss of $4.0 million, or $0.11 per share (basic and diluted), in the fourth quarter of 2016.

•
Non-GAAP net income was $16.0 million, or $0.39 per share (basic) and $0.38 per share (diluted), in the fourth quarter of 2017, compared to non-GAAP net income of $3.6 million, or $0.10 per share (basic) and $0.09 per share (diluted), in the fourth quarter of 2016.

•	Pacira had 40.6 million basic weighted average shares of common stock outstanding in the fourth quarter of 2017.

•	Pacira had 41.6 million diluted weighted average shares of common stock outstanding in the fourth quarter of 2017.

Full-Year 2017 Financial Results

•	EXPAREL net product sales were $282.9 million in 2017, a 6% increase over the $265.8 million reported in 2016.

•	Total revenues were $286.6 million in 2017, a 4% increase over the $276.4 million reported in 2016.

•	Total operating expenses were $311.6 million in 2017, compared to $308.4 million in 2016.

•	GAAP net loss was $42.6 million, or $1.07 per share (basic and diluted) in 2017, compared to a GAAP net loss of $37.9 million, or $1.02 per share (basic and diluted) in 2016.

•
Non-GAAP net income was $8.6 million, or $0.22 per share (basic) and $0.21 per share (diluted), in 2017, compared to non-GAAP net income of $25.2 million, or $0.68 per share (basic) and $0.62 per share (diluted), in 2016.

•	Pacira ended 2017 with cash, cash equivalents, short-term and long-term investments (“cash”) of $371.4 million.

•	Pacira had 39.8 million basic weighted average shares of common stock outstanding in 2017.

•	For non-GAAP measures, Pacira had 41.4 million diluted weighted average shares of common stock outstanding in 2017.

2018 Outlook

Pacira announces its full year 2018 financial guidance as follows. Pacira expects:

•	EXPAREL net product sales of $300 million to $310 million.

•	Non-GAAP gross margins of 70% to 72%.

•	Non-GAAP research and development (R&D) expense of $50 million to $60 million.

•	Non-GAAP selling, general and administrative (SG&A) expense of $150 million to $160 million.

•	Stock-based compensation of $30 million to $35 million.

See “Non-GAAP Financial Information” and “Reconciliations of GAAP to Non-GAAP 2018 Financial Guidance” below.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent developments today, Wednesday, February 28, 2018, at 8:30 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) ten minutes prior to the start of the call and providing the Conference ID 5198726.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 5198726. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), such as non-GAAP net income, non-GAAP cost of goods sold, non-GAAP gross margins, non-GAAP research and development (R&D) expense and non-GAAP selling, general and administrative (SG&A) expense, because such measures exclude stock-based compensation, amortization of debt discount, loss on early extinguishment of debt, a contract termination fee with CrossLink BioScience, LLC, or CrossLink, exit costs related to the discontinuation of DepoCyt(e) production and inventory and related reserves from 2016.

These measures supplement the company’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future cost of goods sold, gross margins, R&D expense and SG&A expense outlook for 2018 and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira and the company’s future outlook. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures, and a reconciliation of our GAAP to non-GAAP 2018 financial guidance for gross margins, R&D expense and SG&A expense.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ:PCRX) is a specialty pharmaceutical company dedicated to advancing and improving postsurgical outcomes for acute care practitioners and their patients. The company’s flagship product, EXPAREL® (bupivacaine liposome injectable suspension), is redefining pain management after surgery as an opioid-free alternative indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. EXPAREL utilizes DepoFoam®, a unique and proprietary product delivery technology that encapsulates drugs without altering their molecular structure, and releases them over a desired period of time. To learn more about Pacira, including the corporate mission to reduce overreliance on opioids, visit www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is currently indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam®, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing significant reductions in cumulative pain score with up to a 45 percent decrease in opioid consumption; the clinical benefit of the opioid reduction was not demonstrated. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. In clinical trials, the most common adverse reactions (incidence ≥10%) following EXPAREL administration were nausea, constipation, and vomiting. EXPAREL is not recommended to be used in the following patient population: patients <18 years old and/or pregnant patients. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. EXPAREL is not recommended for the following types or routes of administration: epidural, intrathecal, regional nerve blocks, or intravascular or intra-articular use. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Formulations of  bupivacaine other than EXPAREL should not be administered within 96 hours following administration of EXPAREL. Central Nervous System (CNS) Reactions: There have been reports of adverse neurologic reactions with the use of local anesthetics. These include persistent anesthesia and paresthesias. CNS reactions are characterized by excitation and/or depression. Cardiovascular System Reactions: Toxic blood concentrations depress cardiac conductivity and excitability which may lead to dysrhythmias sometimes leading to death. Allergic Reactions: Allergic-type reactions (eg, anaphylaxis and angioedema) are rare and may occur as a result of hypersensitivity to the local anesthetic or to other formulation ingredients. Chondrolysis: There have been reports of chondrolysis (mostly in the shoulder joint) following intra-articular infusion of local anesthetics, which is an unapproved use.

Forward Looking Statements

Any statements in this press release about the company’s future expectations, plans, outlook and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of the company’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL and the company’s other products; the size and growth of the potential markets for EXPAREL and the company’s ability to serve those markets; the company’s plans to expand the use of EXPAREL to additional indications and opportunities, and the timing and success of any related clinical trials; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications; the outcome of the U.S. Department of Justice inquiry; the company’s plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical trials in support of an existing or potential DepoFoam-based product; the company’s commercialization and marketing capabilities; the company’s and Patheon UK Limited’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of the company’s most recent Annual Report on Form 10-K and in other filings that the company periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this press release. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such the company anticipates that subsequent events and developments will cause its views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

###

Investor Contact:
Susan Mesco, (973) 451-4030
susan.mesco@pacira.com

Media Contact:
Coyne Public Relations
Alyssa Schneider, (973) 588-2270
aschneider@coynepr.com

(Tables to Follow)

Pacira Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$311,347	$172,597
Accounts receivable, net	31,658	29,937
Inventories, net	41,411	31,278
Prepaid expenses and other current assets	6,694	9,277
Total current assets	391,110	243,089
Long-term investments	60,047	—
Fixed assets, net	107,046	101,016
Goodwill	55,197	46,737
Equity investment	14,146	—
Other assets	825	624
Total assets	$628,371	$391,466

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,658	$7,511
Accrued expenses	41,057	36,666
Convertible senior notes (1)	324	—
Current portion of deferred revenue	102	595
Income taxes payable	76	66
Total current liabilities	56,217	44,838
Convertible senior notes (2)	276,173	108,738
Other liabilities	16,498	18,914
Total stockholders’ equity	279,483	218,976
Total liabilities and stockholders’ equity	$628,371	$391,466

(1) Relates to our 3.25% convertible senior notes due 2019. These notes are classified as current at December 31, 2017 because the note holders can convert any time during the quarter ended March 31, 2018. These convertible senior notes were classified as non-current at December 31, 2016.

(2) At December 31, 2017, $276.2 million relates to our 2.375% convertible senior notes due 2022 that are not currently convertible. $108.7 million at December 31, 2016 relates to our 3.25% convertible senior notes due 2019, the remaining balance of which is now classified in current liabilities at December 31, 2017 as explained in footnote 1 above.

Pacira Pharmaceuticals, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net product sales:
EXPAREL	$78,651	$71,428	$282,905	$265,802
DepoCyt(e) and other product sales	176	337	1,437	4,271
Total net product sales	78,827	71,765	284,342	270,073
Collaborative licensing and milestone revenue	26	357	387	3,426
Royalty revenue	225	780	1,901	2,872
Total revenues	79,078	72,902	286,630	276,371

Operating expenses:
Cost of goods sold	21,295	23,621	87,915	110,104
Research and development	10,028	17,069	57,290	45,678
Selling, general and administrative	39,178	34,673	161,494	152,613
Product discontinuation	113	—	4,868	—
Total operating expenses	70,614	75,363	311,567	308,395
Income (loss) from operations	8,464	(2,461)	(24,937)	(32,024)

Other income (expense):
Interest income	1,273	401	4,078	1,323
Interest expense	(5,105)	(1,859)	(18,047)	(7,061)
Loss on early extinguishment of debt (1)	—	—	(3,732)	—
Other, net	(2)	(75)	167	(82)
Total other expense, net	(3,834)	(1,533)	(17,534)	(5,820)
Income (loss) before income taxes	4,630	(3,994)	(42,471)	(37,844)
Income tax benefit (expense)	(35)	21	(140)	(105)
Net income (loss)	$4,595	$(3,973)	$(42,611)	$(37,949)

Net income (loss) per share:
Basic and diluted net loss per common share	$0.11	$(0.11)	$(1.07)	$(1.02)
Weighted average common shares outstanding:
Basic	40,602	37,431	39,806	37,236
Diluted	41,575	37,431	39,806	37,236

(1) Amount relates to the loss on early extinguishment from our repurchase of $118.2 million of principal amount of our 3.25% convertible senior notes due 2019.

Pacira Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP net income (loss)	$4,595	$(3,973)	$(42,611)	$(37,949)

Non-GAAP adjustments:
Stock-based compensation	8,194	7,733	31,601	31,248
Inventory and related reserves	—	(1,219)	—	20,731
Loss on early extinguishment of debt	—	—	3,732	—
Amortization of debt discount	3,058	1,022	10,423	4,088
CrossLink contract termination fee	—	—	—	7,062
Product discontinuation costs	113	—	4,868	—
Product discontinuation inventory	—	—	580	—
Total Non-GAAP adjustments	11,365	7,536	51,204	63,129

Non-GAAP net income	$15,960	$3,563	$8,593	$25,180

GAAP basic and diluted net income (loss) per common share	$0.11	$(0.11)	$(1.07)	$(1.02)

Non-GAAP basic net income per common share	$0.39	$0.10	$0.22	$0.68
Non-GAAP diluted net income per common share	$0.38	$0.09	$0.21	$0.62

Weighted average common shares outstanding - basic	40,602	37,431	39,806	37,236
Weighted average common shares outstanding - diluted	41,575	39,729	41,401	40,490

Cost of goods sold reconciliation:
GAAP cost of goods sold	$21,295	$23,621	$87,915	$110,104
Stock-based compensation	(1,195)	(1,652)	(5,467)	(6,438)
Product discontinuation inventory	—	—	(580)	—
Inventory and related reserves	—	1,219	—	(20,731)
Non-GAAP cost of goods sold	$20,100	$23,188	$81,868	$82,935

Research and development reconciliation:
GAAP research and development	$10,028	$17,069	$57,290	$45,678
Stock-based compensation	(1,213)	(699)	(3,341)	(3,297)
Non-GAAP research and development	$8,815	$16,370	$53,949	$42,381

Selling, general and administrative reconciliation:
GAAP selling, general and administrative	$39,178	$34,673	$161,494	$152,613
Stock-based compensation	(5,786)	(5,382)	(22,793)	(21,513)
CrossLink contract termination fee	—	—	—	(7,062)
Non-GAAP selling, general and administrative	$33,392	$29,291	$138,701	$124,038

Pacira Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP 2018 Financial Guidance
(dollars in millions)

GAAP to Non-GAAP Guidance	GAAP	Stock-Based Compensation	Non-GAAP
EXPAREL net product sales	$300 to $310	—	—
Gross margin	68% to 70%	Approx. 2%	70% to 72%
Research and development expense	$53 to $64	$3 to $4	$50 to $60
Selling, general and administrative expense	$172 to $184	$22 to $24	$150 to $160
Stock-based compensation	$30 to $35	—	—